Exhibit 3.2

ARTICLE III: DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 3.2 Number of Directors. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors; provided, that the number of directors shall be not less than three (3) nor more than twenty-four (24). No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Section 3.3 Term of Office. At the first annual meeting of shareholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting and until his successor has been selected and qualified or until the director’s earlier death, resignation, or removal.

Section 3.4 Removal by Shareholders. Any or all of the directors may be removed from office at any time with cause by a vote of the shareholders entitled to elect them. If one or more directors are so removed at a meeting of shareholders, the shareholders may elect new directors at the same meeting.

Section 3.5 Removal by the Board of Directors. The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one (1) year or for any other proper cause which these Bylaws may specify or if, within sixty (60) days or such other time as these Bylaws may specify after notice of his or her selection, he or she does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these Bylaws may specify.

Section 3.6 Resignation. A director may resign at any time by giving notice in writing or by electronic transmission to the Corporation. A resignation is effective when the notice is received by the Corporation unless the notice specifies a future date. Acceptance of the resignation shall not be required to make the resignation effective. The pending vacancy may be filled in accordance with Section 3.7 of these Bylaws before the effective date, but the successor shall not take office until the effective date.

Section 3.7 Vacancies. A vacancy on the Board of Directors resulting from the removal of a director in accordance with Section 3.4 of these Bylaws may be filled by the shareholders at an annual or special meeting of shareholders. A director elected by the shareholders to fill a vacancy which resulted from the removal of a director shall hold office for the remaining term of his or her predecessor and until his or her successor is elected and qualified.

A vacancy on the Board of Directors resulting from any cause other than an increase in the number of directors or the removal of a director in accordance with Section 3.4 of these Bylaws may be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum. A vacancy on the Board of Directors resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of shareholders and until his or her successor is elected and qualified.

Section 3.8 Meetings of Directors. An annual meeting of directors shall be held immediately and without notice after and at the place of the annual meeting of shareholders. Other regular meetings of the directors may be held at such times and places within or outside the Commonwealth of Pennsylvania as the directors may fix by resolution.

Special meetings of the Board of Directors may be called by the President, by the Chief Executive Officer, by the Chairman of the Board of Directors, if any, by the Secretary, by any two directors, or by one director if there is only one director.

Section 3.9 Remote Communication. The Board of Directors may permit any or all directors to participate in any meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is considered to be present in person at the meeting.

Section 3.10 Notice. Regular meetings of the Board of Directors may be held without notice of the date, time, place (if any), or purpose of the meeting. All special meetings of the Board of Directors shall be held upon not less than one (1) day’s notice. Such notice shall state:

(a)
the time and date of the meeting;
(b)
the place of the meeting (if any); and
(c)
the means of any remote communication by which directors may participate at the meeting.
(d)

Notice as provided by this Section 3.10 shall be given to a director personally, by telephone or voice mail, by first-class mail, by messenger or delivery service, or by electronic transmission.

A director entitled to notice of a meeting may deliver a waiver of notice to the Corporation in writing or by electronic transmission either before or after the time of the meeting. A director’s participation or attendance at a meeting shall constitute a waiver of notice.

Section 3.11 Quorum of Directors. At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Section 3.12 Compensation. Directors may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.13 Action by Directors Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if, before or after the action, a consent or consents in writing or other record form is signed by, or email approval is received from, all of the directors in office, or all the committee members then appointed. The written consents must be filed with the minutes of the proceedings of the Board of Directors.

Section 3.14 Committees of the Board of Directors. The Board of Directors, by resolution adopted by a majority, may designate one or more directors to constitute an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, or any other committee to serve at the pleasure of the Board and to exercise the authority of the Board of Directors to the extent provided in the resolution establishing the committee and permitted by law. A committee of the Board of Directors shall not have the authority to:

(a)
submit to shareholders any action requiring the approval of shareholders under the BCL, the Articles of Incorporation, or these Bylaws;
(b)
create a vacancy, either by removing a director or increasing the number of directors, or fill a vacancy on the Board of Directors;
(c)
adopt, amend, or repeal any provision of these Bylaws;
(d)
amend or repeal any resolution of the Board of Directors that by its terms may only be amended or repealed by the Board of Directors; or
(e)
take action on matters to which exclusive authority is given to another committee by these Bylaws or resolution of the Board of Directors.

The designation of a committee of the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

Section 3.16 Audit Committee. The Board of Directors shall have the power and authority to appoint an Audit Committee, whose purpose and power shall be, to the extent permitted by law, to (a) retain, oversee and terminate, as necessary, the auditors of the company; (b) oversee the company's accounting and financial reporting processes and the audit and preparation of the company's financial statements; (c) exercise such other powers and authority as are set forth in the charter of the Audit Committee; and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board of Directors.